===============================================================================
                                               --------------------------------
                                               \        OMB APPROVAL          \
                                               \------------------------------\
                                          \    \  OMB Number:      3235-0059  \
                                               \  Expires: December 31, 1997  \
                                          /    \  Estimated average burden    \
                                               \  hours per response......89  \
                                               --------------------------------
                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                         GULF ISLAND FABRICATION, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

             [Logo of Gulf Island Fabrication, Inc. Appears Here]

                         GULF ISLAND FABRICATION, INC.
                               583 THOMPSON ROAD
                            HOUMA, LOUISIANA 70363

                               ----------------

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD APRIL 30, 1998

                               ----------------

TO THE SHAREHOLDERS OF GULF ISLAND FABRICATION, INC.:

  The annual meeting of shareholders of Gulf Island Fabrication, Inc. (the "Company") will be held at 10:00 a.m., local time, on Thursday, April 30, 1998, at the office of the Company, 583 Thompson Road, Houma, Louisiana for the following purposes, more fully described in the accompanying proxy statement:

  1.To elect three Class I directors.

  2. To ratify the appointment of Ernst & Young LLP as the independent auditors to audit the financial statements of the Company and its subsidiaries for the year 1998.

  3. To transact such other business as may properly come before the meeting and any adjournments thereof.

  The Board of Directors has fixed the close of business on March 13, 1998 as the record date for the determination of shareholders entitled to notice of and to vote at the annual meeting and all adjournments thereof.

  Your vote is important regardless of the number of shares you own. Whether or not you plan to attend the annual meeting, PLEASE MARK, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED STAMPED ENVELOPE. Furnishing the enclosed proxy will not prevent you from voting in person at the meeting should you wish to do so.

                                           By Order of the Board of Directors

                                           /s/ Joseph P. Gallagher, III
                                           -----------------------------------
                                                Joseph P. Gallagher, III
                                                        Secretary

Houma, Louisiana
March 25, 1998

                         GULF ISLAND FABRICATION, INC.
                               583 THOMPSON ROAD
                            HOUMA, LOUISIANA 70363

                                PROXY STATEMENT

                        ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD APRIL 30, 1998

  This Proxy Statement is furnished to shareholders of Gulf Island Fabrication, Inc. (the "Company") in connection with the solicitation of proxies on behalf of the Company's Board of Directors for use at its annual meeting of shareholders to be held at the date, time and place set forth in the accompanying notice and at any adjournments thereof (the "Meeting"). The date of this Proxy Statement is March 25, 1998.

  On March 13, 1998, the record date for determining shareholders entitled to notice of and to vote at the Meeting, the Company had outstanding 11,623,400 shares of common stock ("Common Stock"), each of which is entitled to one vote on all matters to be considered at the Meeting.

  Shares represented by all properly executed proxies on the enclosed form received in time for the Meeting will be voted at the Meeting. A proxy may be revoked at any time before it is exercised by filing with the Secretary of the Company an instrument revoking it or a duly executed proxy bearing a later date, or by attending the Meeting and voting in person. Unless revoked, the proxy will be voted as specified and, if no specifications are made, will be voted in favor of the proposed nominees and for the ratification of the appointment of auditors as described herein.

  The cost of soliciting proxies in the enclosed form will be borne by the Company. In addition to the use of the mails, proxies may be solicited by personal interview, telephone, telefax and telegraph. Banks, brokerage houses and other institutions, nominees and fiduciaries will be requested to forward solicitation materials to the beneficial owners of the shares of Common Stock of the Company; upon request, the Company will reimburse such persons for reasonable out-of-pocket expenses incurred in connection therewith.

                             ELECTION OF DIRECTORS

  The Company's Amended and Restated Articles of Incorporation provide for a Board of Directors consisting of three classes, with the number of directors to be set forth in the By-laws. The By-laws provide for a Board of Directors of eight persons. The term of office of the Class I directors will expire at the Meeting, and the persons listed as the Class I nominees in the table below will be nominated for election to the Board of Directors for a term expiring in 2001. The term of office of the Class II directors will expire at the 1999 annual meeting. The term of office of the Class III directors will expire at the 2000 annual meeting.

  The Board of Directors has nominated three candidates for election at the Meeting and recommends that shareholders vote FOR the election of the nominees. Proxies cannot be voted for more than three candidates. In the absence of contrary instructions, the proxy holders will vote for the election of the three nominees listed below. In the unanticipated event that either person is unavailable as a candidate for director, the persons named in the accompanying proxy will vote for a substitute candidate nominated by the Board of Directors.

  The following table sets forth as of December 31, 1997, for each nominee, each other director of the Company whose term will continue after the Meeting and each of the executive officers of the Company, the age, positions with the Company, and principal occupations and employment during the past five years of each such person, any family relationships among such persons, and, if a nominee or a director, each person's directorships in other public corporations and the year that he was first elected a director of the Company or its predecessor. All executive officers serve at the pleasure of the Board of Directors of the Company.

                                  POSITIONS WITH THE COMPANY,
                                     PRINCIPAL OCCUPATIONS,
                                 DIRECTORSHIPS IN OTHER PUBLIC
                                    CORPORATIONS, AND FAMILY       DIRECTOR
         NAME AND AGE                    RELATIONSHIPS              SINCE
         ------------          ---------------------------------   --------
 NOMINEES FOR ELECTION AS CLASS I DIRECTORS (FOR TERM EXPIRING IN
  2001)
 Stephen G. Benton, Jr., 39... Director of the Company               1998
                               (appointed by the Board of
                               Directors on February 4, 1998).
                               President of Southport, Inc.
                               ("Southport"), a manufacturer of
                               offshore platform living
                               quarters, since 1996 and Chief
                               Executive Officer of Southport
                               since 1998. Vice President of
                               Southport until 1996.
 Thomas E. Fairley, 49........ Director of the Company. Direc-       1997
                               tor, President and Chief Execu-
                               tive Officer of Trico Marine
                               Services, Inc. ("Trico"), a ma-
                               rine vessel operator, since 1993.
                               President and Chief Executive Of-
                               ficer of Trico Marine Operators,
                               Inc., the predecessor to Trico,
                               until 1993.
 Hugh J. Kelly, 72............ Director of the Company.              1997
                               Consultant to the oil and gas
                               industry. Chief Executive Officer
                               of ODECO, Inc., an offshore
                               drilling contractor, until 1989.
                               Director of Tidewater Inc.
                               ("Tidewater"), a supplier of
                               offshore marine transportation
                               and other services; Chieftain
                               International, Inc., an oil and
                               gas exploration and development
                               company; and Central Louisiana
                               Electric Co., an electric utility
                               company.
 CONTINUING CLASS II DIRECTORS (TERM EXPIRES IN 1999)
 Gregory J. Cotter, 49........ Director and financial advisor to     1985
                               the Company. Director, President
                               and Chief Operating and Financial
                               Officer of Huey Wilson Interests,
                               Inc. ("Wilson Interests"), a
                               financial and business management
                               company. Director, President, and
                               Chief Financial Officer of Wilson
                               Jewelers, Inc. ("Wilson
                               Jewelers"), a jewelry store
                               chain.
 John P. ("Jack") Laborde, 48. Director of the Company. Chief        1997
                               Executive Officer of All Aboard
                               Development Corporation ("All
                               Aboard"), an independent oil and
                               gas exploration and production
                               company, since 1996 and President
                               of All Aboard since 1997. Vice
                               President of All Aboard from No-
                               vember, 1993, to March, 1996.
                               Consultant to the Company from
                               March, 1996, to April, 1996, and
                               International Marketing Manager
                               of the Company from April, 1992,
                               to March, 1996. Son of Alden J.
                               ("Doc") Laborde.
 CONTINUING CLASS III DIRECTORS (TERM EXPIRES IN 2000)
 Kerry J. Chauvin, 50......... Director, President and Chief         1985
                               Executive Officer of the Company.
 Alden J. ("Doc") Laborde, 82. Director and Chairman of the          1985
                               Board of the Company. Father of
                               John P. ("Jack") Laborde.
 Huey J. Wilson, 69........... Director of the Company. Chairman     1997
                               of the Board and Chief Executive
                               Officer of Wilson Interests and
                               of Wilson Jewelers.
 EXECUTIVE OFFICERS NOT SERVING AS DIRECTORS
 Murphy A. Bourke, 53......... Vice President--Marketing of the       N/A
                               Company.
 William A. Downey, 51........ Vice President--Operations of the      N/A
                               Company.
 Joseph P. Gallagher, III, 47. Vice President--Finance, Chief         N/A
                               Financial Officer, Treasurer and
                               Secretary of the Company.

  The effective date of the Company's initial public offering was April 4, 1997. Thomas E. Fairley, Hugh J. Kelly, John P. Laborde and Huey J. Wilson became directors of the Company shortly prior to that date. On January 1, 1998 the Company acquired Southport, Inc., of which Stephen G. Benton, Jr. had been president and a major shareholder since 1996 and chief executive officer since 1998; Mr. Benton was appointed a director by the Board of Directors of the Company on February 4, 1998. In 1993, Great American Corporation filed a petition under the federal bankruptcy laws, at which time Huey J. Wilson was chairman of the board and chief executive officer and Mr. Cotter was a director and president of such corporation.

  During 1997, the Board of Directors of the Company held 10 meetings. The Board of Directors has an Audit Committee, of which Mr. Cotter, Mr. Fairley, and John P. Laborde are members, and a Compensation Committee, of which Mr. Kelly, Alden J. Laborde, and Mr. Wilson are members. The Board of Directors does not have a Nominating Committee. The Audit Committee, which met four times during 1997, reviews the Company's annual audit and meets with the Company's independent public accountants to review the Company's internal controls and financial management practices. The Compensation Committee, which met twice during 1997, recommends to the Board of Directors compensation for the Company's key employees, administers the Company's stock incentive plan, and performs such other functions as may be prescribed by the Board of Directors. The composition of Board committees is reviewed and redetermined each year at the initial meeting of the Board after the annual meeting of shareholders. Each of the present directors attended 75% or more of the 1997 meetings of the Board and of the committees on which he served during the periods of his Board membership and committee service.

  For services as Chairman of the Board, Alden J. Laborde receives an annual fee of $100,000. Each other non-employee director receives an annual fee of $12,000 for his services as a director and an attendance fee of $1,000 for each Board or committee meeting. All directors are reimbursed for reasonable out-of-pocket expenses incurred in attending Board and committee meetings.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers, controller, and beneficial owners of more than 10% of the Common Stock to file certain beneficial ownership reports with the Securities and Exchange Commission. Alden J. Laborde, a director and Chairman of the Board of the Company, failed to include timely on a statement on Form 4 in 1997 one purchase of a small number of shares held by an investment partnership in which his wife owned a 10% interest; the purchase was reported on an amended Form 4. John P. Laborde, a director of the Company, failed to include timely on his statement on Form 3 in 1997 one holding by his adult son attending college and failed to include timely on a statement on Form 4 in 1997 one purchase by the same son; the holding and the purchase were reported on an amended Form 3 and an amended Form 4, respectively.

                                STOCK OWNERSHIP

  The following table sets forth, as of December 31, 1997, certain information regarding beneficial ownership of Company Common Stock by (i) each director of the Company, (ii) each executive officer of the Company, (iii) all directors and executive officers of the Company as a group, and (iv) each other shareholder known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock. Unless otherwise indicated, the Company believes that the shareholders listed below have sole investment and voting power with respect to their shares based on information furnished to the Company by such shareholders.

                                   NUMBER OF SHARES           PERCENT OF
    NAME OF BENEFICIAL OWNER     BENEFICIALLY OWNED(1) OUTSTANDING COMMON STOCK
    ------------------------     --------------------  ------------------------
Stephen G. Benton, Jr...........              0                     *
Murphy A. Bourke................         30,200                     *
Kerry J. Chauvin................         84,800(2)                  *
Gregory J. Cotter...............          3,000(3)                  *
William A. Downey...............         38,000                     *
Thomas E. Fairley...............         10,000                     *
Joseph P. Gallagher, III........         46,400                     *
Hugh J. Kelly...................          4,000                     *
Alden J. ("Doc") Laborde(4).....      1,582,500(5)               13.6%
John P. ("Jack") Laborde........         86,400(6)                  *
Huey J. Wilson(7)...............      2,201,000(8)               19.0%
All directors and executive
 officers as a group (11
 persons).......................      4,086,300                  35.1%
Pilgrim Baxter & Associates,
 Ltd.(9)........................      1,063,000(10)               9.2%

--------
  * Less than one percent.

 (1) Includes shares that could be acquired within sixty days after December 31, 1997 upon the exercise of options granted pursuant to the Company stock option plan, as follows: Mr. Bourke, 8,000 shares; Mr. Chauvin, 19,200 shares; Mr. Downey, 9,000 shares; Mr. Gallagher, 6,400 shares; all directors and executive officers as a group, 42,600 shares.
 (2) Includes 1,400 shares owned by Mr. Chauvin's spouse and 200 shares owned by one of his children. Mr. Chauvin disclaims beneficial ownership of these shares.
 (3) Does not include any of the shares referred to in note (8) below.
 (4) The address of Mr. Laborde is 210 Baronne Street, Suite 822, New Orleans, Louisiana 70112.
 (5) Includes 200 shares owned by Mr. Laborde's spouse and 100 shares owned by an investment club in which his spouse has a 10% interest.
 (6) Includes 2,000 shares owned by Mr. Laborde's spouse and a total of 48,800 shares owned by his two children. Mr. Laborde disclaims beneficial ownership of these shares.
 (7) The address of Mr. Wilson is 3636 South Sherwood Forest Boulevard, Suite 650, Baton Rouge, Louisiana 70816.
 (8) Includes 100,000 shares held by a charitable foundation of which Messrs. Cotter and Wilson are trustees. Messrs. Cotter and Wilson disclaim beneficial ownership of these shares.
 (9) The address of Pilgrim Baxter & Associates, Ltd. is 825 Duportail Road, Wayne, Pennsylvania 19087.
(10) Based on the Schedule 13G dated February 12, 1998 that Pilgrim Baxter & Associates, Ltd. filed with the Securities and Exchange Commission, Pilgrim Baxter & Associates, Ltd. has sole voting power with respect to 768,400 of those shares and shared voting power with respect to the remaining 294,600 shares.

                            EXECUTIVE COMPENSATION

  The following table summarizes the compensation paid in 1997 and 1996 by the Company to its Chief Executive Officer and each of its most highly compensated executive officers for 1997 (collectively, the "Named Executive Officers"). No other Company employee's salary and bonus exceeded $100,000 in 1997.

                          SUMMARY COMPENSATION TABLE

                                         ANNUAL
                                      COMPENSATION    SECURITIES
                                    ----------------- UNDERLYING    ALL OTHER
 NAME AND PRINCIPAL POSITION   YEAR  SALARY  BONUS(1) OPTIONS(#) COMPENSATION(2)
 ---------------------------   ---- -------- -------- ---------- ---------------
Kerry J. Chauvin.............. 1997 $237,709 $410,002   96,000       $7,824
 President and Chief Executive 1996  199,370  162,783        0        8,220
  Officer
William A. Downey............. 1997  134,416  205,001   45,000        7,824
 Vice President--Operations    1996  124,400   81,392        0        7,562
Murphy A. Bourke.............. 1997  129,493  205,001   40,000        7,824
 Vice President--Marketing     1996  120,417   81,392        0        7,320
Joseph P. Gallagher, III...... 1997  117,773  136,667   32,000        7,222
 Vice President--Finance and   1996   80,860   27,131        0        4,670
  Chief Financial Officer

--------
(1) For 1997 and 1996, the Company's executive officers were paid bonuses based on a percentage of the Company's income before taxes, adjusted for the bonuses and a non-recurring compensation charge (the "Profit Participation Amount") for each such year. In 1997, Messrs. Chauvin, Downey, Bourke and Gallagher were paid bonuses equal to 2%, 1%, 1% and 2/3%, respectively, of the Profit Participation Amount for 1997, and, in 1996, Messrs. Chauvin, Downey, Bourke and Gallagher were paid bonuses equal to 2%, 1%, 1% and 1/3%, respectively, of the Profit Participation Amount for 1996.

(2) Includes (i) matching and profit-sharing contributions of $7,414, $7,414, $7,414 and $6,812 in 1997 and $7,810, $7,152, $6,910 and $4,358 in 1996 to
    the Company's 401(k) plan on behalf of Messrs. Chauvin, Downey, Bourke and Gallagher, respectively, and (ii) premium payments of $410, $410, $410 and $410 in 1997 and $410, $410, $410 and $312 in 1996 for Messrs. Chauvin,
    Downey, Bourke and Gallagher, respectively, under a long-term disability insurance plan, which premium payments are attributable to benefits in excess of those benefits provided generally for other employees.

STOCK OPTION GRANTS

  The following table sets forth information with respect to all stock options granted in 1997 by the Company to each of the Named Executive Officers. The information set forth below has been adjusted to give effect to the two-for-one split of Company Common Stock effective October 28, 1997.

                             OPTION GRANTS IN 1997

                                                                                        GRANT DATE
                                   INDIVIDUAL GRANTS                                      VALUE
--------------------------------------------------------------------------------------- ----------
                             NUMBER OF        % OF TOTAL
                             SECURITIES     OPTIONS GRANTED                             GRANT DATE
                         UNDERLYING OPTIONS TO EMPLOYEES IN EXERCISE OF BASE EXPIRATION  PRESENT
          NAME             GRANTED (#)(1)        1997         PRICE ($/SH)      DATE    VALUE $(2)
------------------------ ------------------ --------------- ---------------- ---------- ----------
Kerry J. Chauvin........       96,000            23.2%           $7.50        02/13/07   $559,680
William A. Downey.......       45,000            10.9%           $7.50        02/13/07   $262,350
Murphy A. Bourke........       40,000             9.7%           $7.50        02/13/07   $233,200
Joseph P. Gallagher,
 III....................       32,000             7.7%           $7.50        02/13/07   $186,560

--------
(1) Each of the stock options granted in 1997 by the Company to the Named Executive Officers will become exercisable over a five-year period. The stock options will become immediately exercisable in their entirety upon
    (i) a reorganization, merger or consolidation of the Company in which the Company is not the surviving entity, (ii) the sale of all or substantially all of the assets of the Company, (iii) a liquidation or dissolution of the Company, (iv) a person or group of persons, other than Alden J. Laborde or Huey J. Wilson or any employee benefit plan of the Company, becoming the beneficial owner of 30% or more of the Company's voting stock or (v) the replacement of a majority of the Board of Directors in a contested election (a "Significant Transaction"). The Compensation Committee also has the authority to take several actions regarding outstanding stock options upon the occurrence of a Significant Transaction, including requiring that outstanding stock options remain exercisable only for a limited time, providing for mandatory conversion of outstanding stock options in exchange for either a cash payment or Common Stock, making equitable adjustments to stock options or providing that outstanding stock options will become stock options relating to securities to which a participant would have been entitled in connection with the Significant Transaction if the stock options had been exercised.
(2) The Black-Scholes option pricing model was used to determine the grant date present value of the stock options granted in 1997 by the Company to the Named Executive Officers. Under the Black-Scholes option pricing model, the grant date present value of each stock option referred to in the table was calculated to be $5.83. The following facts and assumptions were used in making such calculation: (i) an exercise price of $7.50 for each such stock option; (ii) a fair market value of $7.50 for one share of Common Stock on the date of grant; (iii) no dividend payments on Common Stock; (iv) a stock option term of 10 years; (v) a stock volatility of 74.5%, based on an analysis of monthly closing stock prices of shares of Common Stock during a 10-month period; and (vi) an assumed risk-free interest rate of 6.59%, which is equivalent to the yield on a ten-year treasury note on the date of grant. No other discounts or restrictions related to vesting or the likelihood of vesting of stock options were applied. The resulting grant date present value of $5.83 for each stock option was multiplied by the total number of stock options granted to each of the Named Executive Officers to determine the total grant date present value of such stock options granted to each Named Executive Officer, respectively.

OUTSTANDING STOCK OPTIONS

  The following table sets forth information with respect to all outstanding Company stock options held by each of the Named Executive Officers as of December 31, 1997. None of the Named Executive Officers exercised Company stock options in 1997.

               AGGREGATED OPTION VALUES AS OF DECEMBER 31, 1997

                               NUMBER OF SECURITIES      VALUE OF UNEXERCISED
                              UNDERLYING UNEXERCISED         IN-THE-MONEY
                              OPTIONS AT 12/31/97 (#)   OPTIONS AT 12/31/97 ($)
                             ------------------------- -------------------------
                             EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
                             ----------- ------------- ----------- -------------
Kerry J. Chauvin............       0        96,000           0       1,200,000
William A. Downey...........       0        45,000           0         562,500
Murphy A. Bourke............       0        40,000           0         500,000
Joseph P. Gallagher, III....       0        32,000           0         400,000

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Alden J. Laborde, Hugh J. Kelly, and Huey J. Wilson, who comprise the Compensation Committee, are non-employee directors of the Company. Alden J. Laborde has been Chairman of the Board of the Company since 1986 and was Chief Executive Officer of the Company from 1986 to 1990. Prior to January 31, 1997, the Board of Directors had no compensation committee, and Mr. Chauvin participated in deliberations of the Company's Board of Directors concerning executive officer compensation.

  In connection with the initial public offering of its Common Stock, the Company entered into registration rights agreements (the "Registration Rights Agreements") with Alden J. Laborde and Huey J. Wilson, pursuant to which they have limited rights to require the Company to register shares of Common Stock owned by them under the Securities Act. Pursuant to their rights under the Registration Rights Agreements, Messrs. Laborde and Wilson obtained the registration by the Company of a total of 2,300,000 shares of Common Stock sold by them in a public offering in November, 1997. The Company incurred expenses of approximately $233,000 in this offering. Messrs. Laborde and Wilson are entitled to one additional demand registration under the Registration Rights Agreements. If either one of them makes such a demand, the other one is entitled to include his shares in such registration. If the Company proposes to register any Common Stock under the Securities Act in connection with a public offering, each of Messrs. Laborde and Wilson may require the Company to include all or a portion of the shares of Common Stock held by such shareholder. The Company has agreed under the Registration Rights Agreements to pay all the expenses of registration, other than underwriting discounts and commissions.

CERTAIN TRANSACTIONS

  In January, 1998, the Company purchased from the Southport shareholders all the outstanding Southport capital stock (the "Southport Stock"). The Southport shareholders included Stephen G. Benton, Jr., currently a director of the Company; his sister, Lisette K. Benton; his brothers, Frank J.B. Benton and Bush Benton; and his father, Stephen G. Benton, Sr. Their percentage holdings in the Southport Stock were approximately 21%, 5%, 13%, 5%, and 26%, respectively. The purchase price of the Southport Stock, which was determined by the parties to the transaction in arm's length negotiations, consists of a maximum initial purchase price of $6,000,000 and a maximum possible deferred purchase price of $5,000,000 payable over a four-year period. The amount of the deferred purchase price, if any, payable by the Company in installments over a four-year period ending December 31, 2001 could range from $0 to $5,000,000, depending on the amount of the net after-tax income of Southport during that period, as determined in accordance with the agreement between the parties. If at any time during the four-year period the Company should no longer retain a majority equity interest in Southport, it will be obligated to pay, on a present value basis, the maximum possible deferred purchase price remaining unpaid at that time. In connection with the purchase of the Southport Stock, Stephen G. Benton, Sr. was released from his guaranty of Southport obligations under its credit facility.

  In connection with the purchase of the Southport Stock, Stephen G. Benton, Jr. and Frank J.B. Benton entered into employment agreements with the Company. The term of Stephen G. Benton, Jr.'s employment agreement is from January 1, 1998 to January 1, 2002, and it provides that he will serve as President and Chief Executive Officer of Southport and will perform such other duties as may be assigned to him by the Board of Directors of the Company. In accordance with the provisions of his employment agreement, Stephen G. Benton, Jr. will be paid a base salary of $115,000 per year throughout the term of his employment agreement. Stephen G. Benton Jr.'s employment agreement will terminate immediately upon his death or disability, without any obligation of the Company for payment of his salary for the remainder of the original term of the agreement. If, however, Stephen G. Benton, Jr.'s employment agreement is terminated by the Company for any reason other than cause, as defined in the agreement, or if he terminates his employment agreement for good reason, as defined in the agreement, the Company must promptly pay him his salary for the remainder of the original term of his agreement and it must also pay the Southport shareholders, on a present value basis, the maximum possible deferred purchase price for the Southport Stock remaining unpaid at that time.

  The term of Frank J.B. Benton's employment agreement is from January 1, 1998 to January 1, 2000, and it provides that he will serve as Vice President-- Marketing of Southport and will perform such other duties as may be assigned to him by the Board of Directors of the Company. In accordance with the provisions of his employment agreement, Frank J.B. Benton will be paid a base salary of $71,989 per year throughout the term of his employment agreement. Frank J.B. Benton's employment agreement will terminate immediately upon his death or disability, without any obligation of the Company for payment of his salary for the remainder of the original term of the agreement. If, however, Frank J.B. Benton's employment agreement is terminated by the Company for any reason other than cause, as defined in the agreement, or if he terminates his employment agreement for good reason, as defined in the agreement, the Company must promptly pay him his salary for the remainder of the original term of his agreement.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  Prior to January 31, 1997, the Board of Directors did not have a Compensation Committee and the Board of Directors established the levels and criteria for executive compensation. In each case, the levels and criteria for executive compensation depended on a subjective evaluation of the performance of the officer under consideration and was based in part on compensation levels necessary to retain officers of the Company.

  On January 31, 1997, the Compensation Committee was organized and granted the authority, among other things, to review, analyze, and recommend compensation programs to the Board of Directors and to administer and grant awards under the Company's employee benefit plans. Although the Board of Directors performed the functions of the Compensation Committee prior to January 31, 1997, the Compensation Committee will be responsible for determining executive compensation in the future.

  Three directors of the Company, Hugh J. Kelly, Alden J. "Doc" Laborde, and Huey J. Wilson, comprise the Compensation Committee. Mr. Laborde is Chairman of the Board of the Company and was Chief Executive Office of the Company from 1986 to 1990. Neither Mr. Kelly nor Mr. Wilson are present or former officers of the Company, and none of the members of the Compensation Committee are employees of the Company.

  The Company's executive compensation is comprised primarily of (i) salaries,
(ii) annual cash incentive bonuses and (iii) long-term incentive compensation in the form of stock options granted under the Long-Term Incentive Plan of the Company. The salaries of Kerry J. Chauvin, the President and Chief Executive Officer, and the other executive officers of the Company are based on their levels of responsibility and the subjective assessment of their performance.

  The Company has adopted an executive compensation program that ties a portion of executive compensation to the short-term performance of the Company. The Company paid 1997 bonuses based on a percentage of the Company's income before taxes, adjusted for the bonuses (the "Profit Participation Amount"). The Profit Participation Amount percentages for 1997 ranged from 2/3% to 2%, the latter being the percentage awarded to Mr. Chauvin. The selection of the percentages for Mr. Chauvin and the other executive officers was based on their levels of responsibility. The Profit Participation Amount and percentage awarded to each of the executive officers in 1997 and 1996 are included in the "Summary Compensation Table" under the heading "Executive Compensation."

  The Company also provides long-term incentives to executive officers in the form of stock options granted under the Long-Term Incentive Plan. The stock option awards are intended to reinforce the relationship between compensation and increases in the market price of the Company's common stock and to align the executive officers' financial interests with that of the Company's stockholders. The size of awards is based upon the position of each participating officer and a subjective assessment of each participant's individual performance. The table entitled "Option Grants in 1997" under the heading "Executive Compensation" sets forth the stock options granted in 1997 to four executive officers, including Mr. Chauvin, the Chief Executive Officer, based upon position and subjective assessment.

  Section 162(m) of the Internal Revenue Code limits the tax deduction to $1 million for compensation paid to certain highly compensated executive officers. Qualified performance-based compensation is excluded from this deduction limitation if certain requirements are met. No executive officer of the Company reached the deductibility limitation for 1997. The Compensation Committee believes that the stock options granted to executive officers, as discussed above, qualify for the exclusion from the deduction limitation under
Section 162(m). The Compensation Committee anticipates that the remaining components of individual executive compensation that do not qualify for an exclusion from Section 162(m) should not exceed $1 million in any year and therefore will continue to qualify for deductibility.

                          The Compensation Committee

          Huey J. Wilson, Chairman   Hugh J. Kelly   Alden J. Laborde

PERFORMANCE GRAPH

  The following graph compares the cumulative total stockholder return on the Common Stock from April 3, 1997, which is the date that the Common Stock was initially offered to the public and registered pursuant to Section 12 of the Securities Exchange Act of 1934, to December 31, 1997, with the cumulative total return of the Standard & Poor's 500 Stock Index and the Standard & Poor's 500 Oil & Gas (Drilling & Equipment) Index for the same period. The returns are based on an assumed investment of $100 on April 3, 1997 in Common Stock and in each of the indexes and on the assumption that dividends were reinvested.

                     COMPARISON OF CUMULATIVE TOTAL RETURN*
                 GULF ISLAND FABRICATION, INC., S&P 500 INDEX &
                 S&P 500 OIL & GAS (DRILLING & EQUIPMENT) INDEX


                              [CHART APPEARS HERE]

                                                                          APRIL 3,           DECEMBER 31,
                                                                            1997                1997
                                                                          -------            ------------
Gulf Island Fabrication, Inc...................................           $100.00             $266.67
S&P 500........................................................            100.00              130.90
S&P 500 Oil & Gas (Drilling & Equipment) Index.................            100.00              151.14

ASSUMES $100 INVESTED ON APRIL 3, 1997 IN GULF ISLAND FABRICATION, INC. COMMON STOCK, S&P 500 INDEX & S&P 500 OIL & GAS (DRILLING & EQUIPMENT) INDEX

* TOTAL RETURN ASSUMES REINVESTMENT OF DIVIDENDS

                  RATIFICATION OF THE APPOINTMENT OF AUDITORS

  The Board of Directors seeks shareholder ratification of the Board's appointment of Ernst & Young LLP to act as the independent auditors of the financial statements of the Company and its subsidiaries for 1998. The Board has not determined what, if any, action would be taken should the appointment of Ernst & Young LLP not be ratified. One or more representatives of Ernst & Young LLP will be available at the Meeting to respond to appropriate questions, and those representatives will also have an opportunity to make a statement.

                                 OTHER MATTERS

QUORUM AND VOTING

  The presence, in person or by proxy, of a majority of the outstanding shares of Common Stock of the Company is necessary to constitute a quorum. Shareholders voting, or abstaining from voting, by proxy on any issue will be counted as present for purposes of constituting a quorum. If a quorum is present, (i) the election of the three directors to be elected at the Meeting will be determined by plurality vote (that is, the three nominees receiving the largest number of votes will be elected) and (ii) a majority of votes actually cast will decide any other matter properly brought before the Meeting for a vote of shareholders. Shares for which proxy authority to vote for any nominee for election as a director is withheld by the shareholder and shares that have not been voted by brokers who may hold shares on behalf of the beneficial owners ("broker non-votes") will not be counted as voted for the affected nominee. With respect to all other matters, shares not voted as a result of abstentions will have the same effect as votes against those matters, but broker non-votes will not be considered as voted for purposes of determining whether or not a majority of votes were cast for such matters.

OTHER BUSINESS

  Management is unaware of any matter for action by shareholders at the Meeting other than that described in the accompanying notice. The enclosed proxy will, however, confer discretionary authority with respect to any other matter that may properly come before the Meeting or any adjournment thereof. It is the intention of the persons named in the enclosed proxy to vote in accordance with their best judgment on any such matter.

SHAREHOLDER PROPOSALS

  Any shareholder who desires to present a proposal qualified for inclusion in the Company's proxy materials for the annual meeting of shareholders to be held in 1999 must forward the proposal in writing to the Secretary of the Company at the address shown on the first page of this proxy statement in time to arrive at the Company no later than November 25, 1998.

                                           By Order of the Board of Directors

                                           /s/ Joseph P. Gallagher, III
                                              ---------------------------------
                                                Joseph P. Gallagher, III
                                                        Secretary

Houma, Louisiana
March 25, 1998

        This Proxy is Solicited on Behalf of the Board of Directors of
                        GULF ISLAND FABRICATION, INC.

        The undersigned hereby constitutes and appoints Kerry J. Chauvin and Joseph P. Gallagher, III or either of them proxy for the undersigned, with full power of substitution, to represent the undersigned and to vote, as designated on the reverse side, all of the shares of Common Stock of Gulf Island Fabrication, Inc. (the "Company") that the undersigned is entitled to vote held of record by the undersigned on March 13, 1998, at the annual meeting of shareholders of the Company to be held on April 30, 1998 (the "Annual Meeting"), and at all adjournments thereof.

        This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR the nominees and FOR the proposal listed on the reverse side. The individuals designated above will vote in their discretion on any other matter that may properly come before the meeting.

                           (Please See Reverse Side)

                    Please mark, sign, date and return your
                        proxy card as soon as possible!

                        Annual Meeting of Shareholders
                         GULF ISLAND FABRICATION, INC.

                                April 30, 1998




               *Please Detach and Mail in the Envelope Provided*

------------------------------------------------------------------------------------------------------------------
A [X] Please mark your       __
      votes as in this       |
      example.


                      FOR all nominees              WITHHOLD
                     listed to the right            AUTHORITY             The Board of Directors recommends a vote FOR the nominees
                     (except as marked to    to vote for all nominees     listed below and FOR Proposal 2.
                     the contrary below)       listed to the right
1. Election of the          [ ]                        [ ]                 Nominees: Stephen G. Benton, Jr.
   nominees for                                                                      Thomas E. Fairley
   directors.                                                                        Hugh J. Kelly

INSTRUCTIONS: To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list to the right.

                                                              FOR         AGAINST      ABSTAIN
2. Ratification of appointment of Ernst & Young               [ ]           [ ]          [ ]
   LLP as independent auditors.

3. In their discretion to vote upon such other business as may properly come before the
   Annual Meeting or any adjournment thereof.

Please mark, sign, date and return this proxy promptly using the enclosed envelope.





Signature of Shareholder ______________________________  Signature if held jointly _________________________ Date:____________, 1998

Note: Please sign exactly as name appears on the certificate or certificates representing shares to be voted by this proxy, as shown on the label above. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If a corporation, please sign full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized persons.